SHEP TECHNOLOGIES INC.

595 Howe Street, Suite 900

Vancouver, BC  V6C 2T5 Canada

Telephone:  604.689.1515

Facsimile:  604.687.8678

October 24, 2005

VIA SEDAR

Dear Sirs:

All applicable Exchanges and Commissions

Subject:

ANNUAL GENERAL MEETING

SHEP TECHNOLOGIES INC. (the “Corporation”)

We advise the following with respect to the upcoming Meeting of Shareholders for the subject Corporation:

Meeting Type:

Annual General Meeting

CUSIP/Class of Securities Entitled to Receive Notice:

823222104/CA8232221041/Common

CUSIP/Class of Securities Entitled to Vote:

823222104/CA8232221041/Common

Record Date for Notice:

November 18, 2005

Record Date for Voting:

November 18, 2005

Beneficial Ownership determination date:

November 18, 2005

Date of Meeting:

December 19, 2005

Meeting Location:

Vancouver

Yours truly,

SHEP TECHNOLOGIES INC.

B.A. Loy

Betty Anne Loy

cc:

Computershare Trust Co.

David Cavasin